Exhibit 10.7

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into effective as of the 4 day of November, 2005, by and between PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2, a Texas limited partnership (“Seller”), and RECYCLAND, LLC, a Delaware limited liability company or its designee (“Buyer”). For purposes hereof, Seller and Buyer shall be referred to herein from time to time individually as a “Party” and collectively as the “Parties”.

RECITALS

A. WHEREAS, Seller is the owner of certain real property, together with improvements erected thereon, located at 9244 East Hampton Drive, Capitol Heights, Maryland and more particularly described on Exhibit A hereto, and commonly known as the Central Hampton Business Park; and

B. WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller said real property and other assets related thereto, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the terms and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Definitions. In addition to the terms defined elsewhere in this Agreement, for purposes of this Agreement the terms set forth below shall have the following meanings:

1.1 “Agency” or “Agencies” means, individually and collectively, any federal, state or local governmental or regulatory agency, body, board, commission or other political entity having environmental jurisdiction over the Real Property under any Environmental Law, including without limitation, the Maryland Department of the Environment.

1.2 “Bill of Sale” means a bill of sale for the Property in the form of Exhibit B attached hereto, duly conveying all of the Property other than the Real Property to Buyer.

1.3 “Cash Equivalent” means a wire transfer of funds or other good and immediately available federal funds.

1.4 “Closing” means the closing for the conveyance of the Property from Seller to Buyer, which shall occur when the conditions precedent to Closing set forth in Section 5.1 and 5.2 are satisfied.

1.5 “Closing Date” means the date which is the earlier to occur of (i) twenty-four (24) days after the Contingency Date, or (ii) November 17, 2005, unless such date is extended under the provisions of this Agreement.

1.6 “Contingency Date” means that date which is the earlier to occur of (i) twenty-one (21) days after the execution of this Agreement, or (ii) one business day before the Closing Date.

1.7 “Deed” means a special warranty deed for the Property duly conveying fee simple title from Seller to Buyer.

1.8 “Deposit” means the sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) to be paid by Buyer to Escrow Holder within one (1) business day after the date of this Agreement in accordance with Section 3.1.1, together with all interest earned thereon.

1.9 “Environmental Conditions” shall have the meaning as defined in Section 10.2.2 hereof.

1.10 “Environmental Law” means, individually or collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et. seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et. seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601, et. seq.; the Hazardous Materials Transportation Act, 49 U.S.C. 1801, et. seq.; the Federal Water Pollution Prevention and Control Act, 33 U.S.C. Section 1251, et. seq.; and the Oil Pollution Act of 1990, Pub. L. 101-380, August 18, 1990, and comparable state and local laws, as said laws may be supplemented or amended from time to time, the regulations now or hereafter promulgated pursuant to said laws and any other federal, state, county or local law, statute, rule, regulation or ordinance currently in effect or subsequently enacted, promulgated or adopted that relates to the use, storage, disposal, presence, cleanup, transportation or release or threatened release into the environment of Hazardous Materials.

1.11 “Environmental Work” shall have the meaning as defined in Section 10.1.3 hereof

1.12 “Escrow” means an escrow to be opened with Escrow Holder within three (3) business days after the date of this Agreement.

1.13 “Escrow Holder” means the Title Company having an address at:

Village Settlements, Inc.

Law Offices of Hirschel, Savitz, Parker & Hollman, P.A.

7207 Hanover Parkway, Suite D

Greenbelt, MD 20770

Attn.: David D. Hahn, Esq.

1.14 “Governmental Closure Document” means with respect to the Property, a written determination by the applicable Agency, that based upon its evaluation of the Environmental Conditions and any Environmental Work performed with respect thereto, no Environmental Work is required, or where Environmental Work has occurred, that the Environmental Work was performed in accordance with applicable Requirements to the reasonable satisfaction of such Agency, and imposing any additional conditions or restrictions on any areas of concern or on the Property, as applicable, including without limitation, continued groundwater monitoring or engineering, institutional controls or land use controls.

1.15 “Hazardous Material” means any hazardous substance, pollutant or contaminants, petroleum products, asbestos containing materials, toxic substance, hazardous waste, hazardous material, and by products or progeny of any of the foregoing, or such similar term as defined or used in any Environmental Law applicable to the Property, as said laws have been or may be hereafter supplemented or amended, and the regulations promulgated pursuant to said laws.

1.16 “Improvements” means any and all buildings, structures, systems, facilities, fixtures, fences and parking areas located on any of the Real Property as of the date of this Agreement.

1.17 “Inspections” shall have the meaning set forth in Section 4.2 hereof.

1.18 “Insurance Policy” shall have the meaning set forth in Section 11 hereof.

1.19 “Major Casualty/Condemnation” means:

(a) any condemnation or eminent domain proceedings that occur after the date hereof, if and only if the portion of the Property that is the subject of such proceedings has a value in excess of Five Hundred Thousand and 00/100 Dollars ($500,000), as reasonably determined by Seller and Buyer; and

(b) any casualty that occurs after the date hereof, if and only if either (i) the casualty is an uninsured casualty and Seller, in its sole and absolute discretion, does not elect to cause the damage to be repaired or restored or give Buyer a credit at Closing for such repair or restoration, or (ii) the portion of the Property that is damaged or destroyed has a cost of repair that is in excess of Five Hundred Thousand and 00/100 Dollars ($500,000), as reasonably determined by both Parties.

1.20 “Official Records” means, with respect to the Property, the official records for the recording of deeds to real estate in Prince Georges County, Maryland and personal property records, if any, found in the official records of the Maryland State Department of Assessments and Taxation.

1.21 “Other Assets” means, collectively, all tangible or intangible assets located at the Real Property or otherwise relating to the Property in the possession or reasonable control of Seller at the time of Closing, including but not limited to (a) copies of any reports relating to the Property, (b) the Permits, (c) the Improvements, and (d) all other items of fixtures or personal property.

1.22 “Permitted Exceptions” shall mean and include all of the following, subject to the rights of Buyer to object to matters of title and survey pursuant to Section 4.1 hereof and the right of Buyer to terminate this Agreement pursuant to Section 4.4 hereof: (a) applicable zoning and building ordinances and land use regulations, (b) all covenants, conditions, easements, restrictions, and other matters of record affecting title to the Property, except to the extent that the same are caused or created by Seller in violation of the terms of Section 4.1, (c) such state of facts as would be disclosed by a physical inspection of the Property, (d) the lien of taxes and assessments not yet due and payable, (e) any exceptions caused by Buyer, (f) the rights of the tenants under the Leases, (g) any matters about which Buyer knows or is deemed to know prior to the Contingency Date, and (h) any matters deemed to constitute additional Permitted Exceptions under Section 4.1 hereof. Notwithstanding any provision to the contrary contained in this Agreement, any or all of the Permitted Exceptions may be omitted by Seller in the Deed without giving rise to any liability of Seller, irrespective of any covenant or warranty of Seller that may be contained in the Deed (which provisions shall survive the Closing and not be merged therein).

1.23 “Property” means, collectively, the Real Property and the Other Assets.

1.24 “PTR” shall have the meaning set forth in Section 4.1 hereof.

1.25 “Purchase Price” means the amount of Four Million and 00/100 Dollars ($4,000,000.00), less the total premium and applicable surplus lines taxes, for the Insurance Policy and such other reductions and apportionments expressly set forth in this Agreement.

1.26 “Real Property” means, collectively, the real property described on Exhibit A attached hereto, together with all right, title and interest of Seller in and to the Improvements and all privileges, entitlements, easements, rights and appurtenances thereto including, without limitation, all development rights, air rights, water, water rights, mineral rights and water stock relating to such real property and all right, title and interest of Seller in and to any streets, alleys, passages, watercourses, other easements, and other rights-of-way or appurtenances included in such Real Property as of Closing, the reversions and remainders owned by the Seller which are part of the real property described in Exhibit A, and all the estate, right, title, interest, property, possession, claim and demand whatsoever, in law and in equity, owned by Seller in and to the foregoing and any part thereof.

1.27 “Seller-Allocated Amounts” shall mean, collectively:

(a) with respect to any condemnation or eminent domain proceedings with respect to any portion of the Property that occurs after the date hereof, (i) the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller in connection with obtaining payment of any award or proceeds in connection with any such condemnation or eminent domain proceedings, and (ii) any portion of any such award or proceeds that is allocable to loss of use of the Property prior to Closing; and

(b) with respect to any casualty to any portion of the Property that occurs after the date hereof, (i) the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller in connection with the negotiation and/or settlement of any casualty claim with an insurer with respect to the Property, (ii) the proceeds of any rental, loss, business interruption or similar insurance that are appropriately allocable to the period prior to the Closing Date, and (iii) the reasonable and actual costs incurred by Seller in stabilizing and/or repairing the Property following a casualty.

1.28 “Survey” means, with respect to the Property, the survey, if any, prepared pursuant to Section 4.1 hereof.

1.29 “Title Company” means Village Settlements Inc., as agent for a nationally recognized title insurer reasonably acceptable to Buyer and Seller, including without limitation, Lawyer’s Title Insurance Corporation, Commonwealth Land Title Insurance Company, Chicago Title Insurance Corporation, Ticor Title Insurance Company or First American Title Insurance Company.

1.30 “Title Documents” means, collectively, all of the documents referenced in the PTR for the Property (as well as any supplement to the PTR) including, without limitation, by reference in any document referenced in the PTR or supplemented PTR.

1.31 “Title Policy” means, with respect to the Property, an ALTA extended coverage owner’s policy of title insurance together with endorsements and extended coverages as may be requested by Buyer, issued by the Title Company and insuring Buyer as owner of the Property.

2. Purchase and Sale. Seller agrees to sell to Buyer, and Buyer agrees to purchase, the Property upon the terms and conditions set forth in this Agreement, for the Purchase Price, which shall be paid by Buyer to Seller, subject to the prorations, reductions and credits hereinafter set forth. In addition to the Purchase Price, a material portion of the consideration being provided by Buyer in connection with this transaction is (a) Buyer’s agreement to perform Environmental Work as provided in Sections 10.2.2, 10.2.3 and 10.2.4 hereof and (b) Buyer’s agreement to purchase the Property in its “as is” condition as provided in Section 11 hereof.

3. Consideration.

3.1 Deposit.

3.1.1 Delivery by Buyer. Within one (1) business day after the date of this Agreement, Buyer shall deliver to Escrow Holder by Cash Equivalent the Deposit. Escrow Holder shall hold the Deposit in escrow in an interest-bearing account with a banking institution acceptable to Buyer and Seller.

3.1.2 Disposition of Deposit. In the event this Agreement is not terminated pursuant to the terms hereof on or before the Contingency Date, the Deposit shall become non-refundable to Buyer on the Contingency Date except as otherwise expressly provided for in Sections 4.1, 6.1 and 12 hereof. In the event this Agreement is terminated for any reason on or before the Contingency Date, the entire Deposit (including all interest thereon) shall be fully refunded to Buyer by Escrow Holder. At Closing, the entire Deposit (including all interest thereon) shall be paid to the Seller and shall be credited to the payment of the Purchase Price.

3.2 Purchase Price. At least one (1) business day prior to the Closing Date, Buyer shall deliver the Purchase Price (less the amount of the Deposit already held by Escrow Holder) to Escrow Holder in the form of Cash Equivalent. Such sum shall be payable to Seller by Cash Equivalent through Escrow at Closing.

4. Buyer’s Due Diligence. Beginning on the date hereof and continuing through the Contingency Date, Buyer shall have the right to conduct its due diligence as to the Property and the transaction contemplated herein.

4.1 Conditions of Title; Survey.

(a) Buyer may, at its option, obtain at its sole cost and expense, a preliminary title report and title insurance commitment for the Property (collectively, the “PTR”) prepared by the Title Company, together with legible copies of all Title Documents. Notwithstanding anything to the contrary contained herein Buyer shall have twenty nine (29) days after the date of this Agreement, but in no event later than five (5) days prior to the Closing Date (the “Title Objection Date”) to give Seller and Escrow Holder written notice of Buyer’s disapproval of any matters listed on the PTR or shown on any Survey of the Property that Buyer may elect to obtain at its sole cost and expense (the “Title Objection Notice”). If Buyer disapproves any matters listed on the PTR or shown on the Survey prior to the Title Objection Date, Seller may, but shall not be obligated to, cure such objections or agree that it will cure such objections prior to Closing and Seller shall send written notice to Buyer of its election on or before a date that is two (2) days following the Title Objection Date. In the event Seller elects to cure any objection contained in the Title Objection Notice and is unable, after good faith commercially reasonable efforts, to complete such cure prior to Closing, Seller may elect, by written notice to Buyer and Escrow Holder, to extend the Closing for up to thirty (30) days in order to complete such cure. Notwithstanding the foregoing, Seller’s failure to make any election regarding the contents of any Title Objection Notice shall be deemed to be an election not to cure the title objections referenced therein.

(b) Notwithstanding anything contained herein to the contrary, if any new title exception, covenant, condition, restriction, reservation, easement or right of way affecting the current or future use and occupancy of the Property becomes of record after the effective date of the PTR and such new exception is not otherwise a Permitted Exception and arises directly or indirectly out of Seller’s acts as the owner of the Property (each, a “New Exception”), Seller shall cure such New Exception prior to Closing; provided, however, Seller shall have the right to extend the Closing for a period up to thirty (30) days by providing written notice thereof to Buyer if Seller is unable, after good faith commercially reasonable efforts, to cure such New Exception. With respect to all other new title exceptions, covenants, restrictions, reservations and easements that become of record after the effective date of the PTR and which do not constitute New Exceptions hereunder, Buyer shall have five (5) days from the date that Buyer learns of the existence of such New Exception to provide Seller with a Title Objection Notice relating thereto and Seller shall have three (3) business days from the date of its receipt of such Title Objection Notice to elect to cure or not to cure the New Exception, and, if applicable, the Closing Date shall be extended to allow for such additional notice and cure periods. Notwithstanding the passage of the Contingency Date or the Title Objection Date, in the event that Seller elects not to cure such New Exception, Buyer shall have the right to terminate this Agreement by delivering written notice thereof to Seller and Escrow Holder within two (2) days of the date of Seller’s election pursuant to the preceding sentence where upon the Deposit, plus interest, shall be returned to Buyer. If Buyer fails to terminate this Agreement as aforesaid, then such New Exception shall be deemed to constitute a Permitted Exception hereunder. In the event Seller elects to cure the new Exception, Seller shall have the right, upon written notice to Buyer and Escrow Holder, to extend the Closing Date for a period of up to sixty (60) days in order to effectuate and implement such cure. Notwithstanding the foregoing, Seller’s failure to make any election regarding whether to cure such New Exception shall be deemed to be an election not to cure the New Exception.

4.2 Inspections. Subject to the limitations set forth in this Section 4.2, Buyer shall, at Buyer’s sole cost and expense, have the right to make, or cause to be made, such inspections (including, without limitation, surveys, studies, inspections and investigations) (collectively, “Inspections”) of the Property on or before the Contingency Date as shall be deemed necessary, desirable or appropriate by Buyer. Notwithstanding the foregoing or anything to the contrary contained herein, the Inspections shall not include any invasive soil or groundwater sampling or testing; provided, however, that Buyer may conduct aboveground testing on existing structures on the Property for lead-based paint and may conduct an asbestos survey of the aforesaid structures. Buyer may contact tenants at the Property and Seller’s property manager for the Property on or before the Contingency Date but shall coordinate all such contact with Seller and ensure that a representative of Seller is provided with an opportunity to be present at or otherwise participates in any such contacts or discussions. In the event that the Inspections result in any disturbance of the physical condition of the Property or any portion thereof, Buyer shall immediately, at its sole cost and expense, restore the Property to its previous condition.

4.3 Documents, Files and Records. Within five (5) days after the date of this Agreement, Seller shall make available to Buyer for Buyer’s review at the Property and shall continue to make available to Buyer for Buyer’s review until the Contingency Date, the following (collectively, the “Documents”) to the extent the same are in Seller’s reasonable possession or control:

(a) All permits, licenses or governmental approvals issued by any governmental agency or authority in connection with the operation of the Property and the Improvements (collectively, the “Permits”).

(b) Any monitoring or sampling reports, test results, environmental reports or data, and all correspondence with Agencies or other documents or materials concerning the environmental condition of the Property or the Improvements, including without limitation, Seller’s files with respect to the RAP, the ATC Contract and the ongoing Environmental Work (the “Environmental Files”).

(c) Any and all leases for space at the Property that are in effect as of the date of this Agreement (the “Leases”) as more specifically identified on Exhibit G attached hereto and made a part hereof, together with any correspondence provided to tenants thereunder.

(d) Any and all service or maintenance agreements relating to the Property or the Improvements in effect as of the date of this Agreement (the “Service Contracts”) and any and all files, books and records (except for proprietary financial records) maintained by Seller relating to the ownership, use, management and maintenance of the Property.

(e) A certified rent roll for the Property from Watson & Taylor Management, Inc., the property manager for the Property, which shows, to the actual knowledge of Seller and Watson & Taylor Management, Inc., the tenants at the Property, the monthly rents paid by each and whether any of the tenants are in default of their monetary obligations under such leases (the “Rent Roll”).

4.4 Limited Disclaimer. Buyer acknowledges that the Documents are being provided by Seller as a courtesy to Buyer. Except for Seller’s covenant to make available to Buyer all Documents in the reasonable possession or control of Seller, Buyer hereby acknowledges and agrees that Seller has not made and does not make any representation or warranty regarding the truth, accuracy or completeness of the Documents or the sources thereof and Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Documents.

4.5 Termination Prior to Contingency Date. Buyer shall have the right, exercisable in Buyer’s sole and absolute discretion at any time on or prior to the Contingency Date, to terminate this Agreement for any reason or no reason whatsoever. If Buyer shall, on or prior to the Contingency Date, deliver written notice of termination of this Agreement to Seller and Escrow Holder, then this Agreement shall automatically terminate, Escrow shall be canceled, Buyer shall be entitled to an immediate return of all of the Deposit, together with any interest accrued thereon, and Buyer and Seller shall have no further obligations to each other hereunder, except as otherwise expressly set forth herein. Subject only to the express limitations of Section 4.1 hereof, Buyer’s failure to terminate this Agreement on or before the Contingency Date shall constitute an express waiver of such right of termination and acknowledgement by Buyer that the physical and environmental aspects of the Property, including without limitation, Seller’s title to the Property, are entirely satisfactory to Buyer in all respects.

4.6 Indemnification. Buyer hereby agrees to indemnify, defend and hold Seller and its officers, directors and employees harmless from and against any and all liens, claims, causes of action, damages (including consequential and punitive damages) and liabilities (collectively, “Claims”) arising in any way out of or in connection with Buyer’s Inspections, except to the extent such Claims arise directly out of Seller’s negligence or willful misconduct; provided, however, Buyer shall not be liable hereunder for additional Environmental Conditions (as hereinafter defined) discovered during Buyer’s Inspections or for Environmental Work (as hereinafter defined) required by any Agency as a result of Buyer’s Inspections unless Buyer, in the process of conducting such Inspections, exacerbates existing Environmental Conditions or otherwise through its acts or omissions disturbs or changes the quality or character of such existing Environmental Conditions. Buyer’s obligations pursuant to this Section 4.6 shall survive any termination of this Agreement.

5. Closing. The Closing shall be held by escrow on the Closing Date unless otherwise agreed in writing by Buyer and Seller.

5.1 Conditions Precedent to Buyer’s Obligations. Buyer’s obligations to close Escrow and purchase the Property pursuant to the terms hereof shall be conditioned on the fulfillment of each of the following conditions on the date herein specified. Upon the completion of Closing, all conditions set forth in this Section 5.1 shall be deemed to have been either satisfied or waived.

5.1.1 This Agreement has not been terminated pursuant to any provision hereof.

5.1.2 Seller has deposited or caused to be deposited, into Escrow the Deed, duly executed and acknowledged by Seller, conveying title to the Real Property to Buyer.

5.1.3 Seller has delivered to Escrow Holder an affidavit of title for the Property in a form customarily required for real estate closings in Maryland and reasonably acceptable in form and substance to the Title Company, duly executed by Seller.

5.1.4 Seller has delivered to Escrow Holder a Bill of Sale in the form of Exhibit B attached hereto and made a part hereof with respect to the personal property located at the Property that is owned by Seller and used in connection with the operation of the Property, duly executed by Seller.

5.1.5 Seller has delivered to Escrow Holder a certificate of non-foreign status, in the form attached hereto as Exhibit C, duly executed by Seller.

5.1.6 Seller has delivered to Escrow Holder an Assignment of Rights and Permits, Licenses, Service Contracts and Other Intangibles in the form of Exhibit D hereto with respect to the Property (the “Assignment of Rights and Permits”) and an Assignment of Leases, Rents and Other Income with respect to the Property in the form of Exhibit E attached hereto (the “Assignment of Leases”), each duly executed by Seller.

5.1.7 Seller has delivered to Escrow Holder a consent of Prudential Bache Properties, Inc., as the general partner of Seller, authorizing and directing Seller to enter into this Agreement and consummate the transactions contemplated hereby.

5.1.8 Seller’s representations and warranties set forth in Article 7 of this Agreement are true and correct as of the time made and on the Closing Date.

5.1.9 At Closing, Seller has provided a schedule to the closing statement showing a true and correct accounting of all Tenant Deposits to the best of Seller’s knowledge.

5.1.10 Seller has delivered to Escrow Holder the binder for the Insurance Policy, which shall be effective as of the Closing.

5.1.11 Seller has delivered to Buyer, no more than three (3) days before Closing, an updated Rent Roll for the Property, which shall include a representation from Buyer and Watson and Taylor Management, Inc. that no further rents will be collected prior to the Closing Date.

5.1.12 The EMG Agreement has been fully executed by Buyer and EMG and contains a guaranteed maximum price equal to or less than $725,000.

5.2 Conditions Precedent to Seller’s Obligations. Seller’s obligations to close Escrow and sell the Property pursuant to the terms hereof shall be conditioned on the fulfillment of each of the following conditions on the date herein specified. Upon the completion of Closing, all conditions set forth in this Section 5.2 shall be deemed to have been either satisfied or waived.

5.2.1 This Agreement has not been terminated pursuant to any provision hereof.

5.2.2 Buyer has deposited into Escrow the Purchase Price, together with such additional sums as may be required to pay Buyer’s share of closing costs and expenses, as adjusted by the net prorations, reductions and credits hereunder, for disbursement as provided herein.

5.2.3 Buyer has delivered to Escrow Holder, as applicable, original counterparts of the Bill of Sale, the Assignment of Rights and Permits, the Assignment of Leases and the As-Is Certificate and Agreement, all duly executed by Buyer.

5.2.4 Buyer has delivered to Escrow Holder unanimous consents of all of the members of Buyer, if applicable, authorizing and directing Buyer to enter into this Agreement, consummate the transactions contemplated hereby, perform its obligations hereunder and execute and deliver any and all documents necessary or appropriate to accomplish the foregoing, or such other evidence of Buyer’s authority as may be reasonably requested by Seller or the Title Company.

5.2.5 Buyer’s representations and warranties in this Agreement are true and correct as of the time made and on the Closing Date.

5.2.6 Buyer has not defaulted on or otherwise breached its obligations under this Agreement.

5.2.7 Buyer and EMG have executed and delivered the EMG Agreement, which EMG Agreement contains a guaranteed maximum price equal to or less than $725,000, and have delivered a copy thereof to Seller and Escrow Holder.

5.3 Payment of Closing Costs. Seller shall pay the cost of the Insurance Policy and all applicable surplus lines taxes as a credit against the Purchase Price hereunder. Buyer shall pay the cost of recording of the Deed, the Assignment of Leases and any mortgage obtained by Buyer in connection with the purchase of the Property. Buyer shall pay the cost of the Title Policy and Survey. Each Party shall pay its own attorneys’ fees and costs. Seller and Buyer shall each pay one-half ( 1/2) of the documentary and stamp taxes and realty transfer taxes in connection with the transaction and one-half ( 1/2) of any escrow fee charged by Escrow Holder in connection with the transactions contemplated hereunder. All other charges, fees and expenses shall be paid by the Party incurring the same.

5.4 Prorations. Subject to the other provisions of this Section 5.4, rents (including any prepaid rents set forth on Exhibit F-1 to be delivered by Seller at Closing), property taxes, utility charges and charges under Service Contracts for the Property will be prorated as of 11:59 p.m. on the day immediately preceding Closing.

The total amount of all security deposits held by Seller in connection with any Leases shall be assigned and credited to Buyer at Closing and shall be reflected on the closing statement. Not less than three (3) business days prior to the Closing Date, Escrow Holder shall submit to Buyer and Seller for their approval a tentative closing statement showing the categories and amounts of all prorations proposed. Prior to the Closing Date, the Parties shall approve a final closing statement which shall be prepared by Escrow Holder. Any rents received post-closing are the property of the Buyer.

5.4.1 Property Taxes. All real and personal property and ad valorem taxes, if any, whether payable in installments or not, including without limitation, all supplemental taxes attributable to the period prior to Closing for the tax year in which Closing occurs, shall be prorated as of the date of Closing, based on the latest available tax rate and assessed valuation. If the amount of any installment of real property taxes is not known as of the time of Closing, then a proration shall be made by the Parties based on the last available real estate tax bill for the Property.

5.4.2 Utility Charges. All utility charges shall be prorated as of Closing and Seller shall obtain a final billing therefor. All utility security deposits, if any, shall be retained by Seller.

5.4.3 Service Contracts. All amounts payable under Service Contracts assumed by Buyer or agreements relating to the Property shall be prorated as of Closing. Buyer shall advise Seller on or before the Contingency Date whether it desires for any such contracts or agreements to survive Closing, and any and all such contracts or agreements not so identified by Buyer shall be terminated by Seller effective as of Closing; provided, however, that any charges or fees associated with the termination of such Service Contracts shall be paid by Seller and reflected accordingly on the closing statement. At Closing, Buyer shall assume all Service Contracts not otherwise required to be terminated hereunder.

6. Remedies on Failure to Close.

6.1 Failure to Close by Seller. IN THE EVENT THAT SELLER SHOULD FAIL TO CLOSE THE TRANSACTIONS CONTEMPLATED HEREIN FOR ANY REASON, EXCEPT DUE TO BUYER’S BREACH OR DEFAULT OR THE FAILURE OF BUYER TO SATISFY ANY OF THE CONDITIONS TO SELLER’S OBLIGATIONS SET FORTH HEREIN, BUYER SHALL, AS ITS SOLE AND EXCLUSIVE REMEDY HEREUNDER, BE PERMITTED TO (1) TERMINATE THIS AGREEMENT BY WRITTEN NOTICE THEREOF TO SELLER AND ESCROW HOLDER, IN WHICH EVENT THE DEPOSIT AND ALL INTEREST ACCRUED THEREON SHALL BE FORTHWITH RETURNED TO BUYER BY ESCROW HOLDER, WHICH DEPOSIT SHALL CONSTITUTE LIQUIDATED DAMAGES FOR SUCH BREACH, IT BEING UNDERSTOOD AND AGREED BY BUYER AND SELLER THAT ACTUAL DAMAGES ARE TOO SPECULATIVE, DIFFICULT AND UNCERTAIN TO BE CALCULATED OR (2) SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT IN A COURT OF COMPETENT JURISDICTION. NO DELAY OR OMISSION IN THE EXERCISE OF ANY RIGHT OR REMEDY SHALL IMPAIR SUCH RIGHT OR REMEDY OR BE CONSTRUED AS A WAIVER OF ANY BREACH HEREOF. THE WAIVER BY BUYER OF ANY CONDITION OR OF ANY SUBSEQUENT BREACH OF THE SAME OR ANY OTHER TERM, COVENANT OR CONDITION HEREIN CONTAINED SHALL NOT BE DEEMED TO BE A WAIVER OF ANY OTHER CONDITION OR OF ANY SUBSEQUENT BREACH OF THE SAME OR ANY OTHER TERM, COVENANT OR CONDITION HEREIN CONTAINED.

BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 6.1 AND BY THEIR INITIALS BELOW AGREE TO BE BOUND BY ITS TERMS.

Buyer’s Initials                                                               Seller’s Initials       RW

6.2 Failure to Close by Buyer. IN THE EVENT BUYER SHOULD FAIL TO PERFORM ITS OBLIGATIONS FOLLOWING THE CONTINGENCY DATE, EXCEPT DUE TO A BREACH OR DEFAULT BY SELLER OR THE FAILURE OF SELLER TO SATISFY THE CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS SET FORTH HEREIN, SELLER AS ITS SOLE AND EXCLUSIVE REMEDY HEREUNDER, SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT AND RECEIVE THE DEPOSIT PLUS INTEREST ACCRUED THEREON, SUCH SUM BEING AGREED UPON AS LIQUIDATED DAMAGES FOR THE FAILURE OF BUYER TO PERFORM THE DUTIES, LIABILITIES AND OBLIGATIONS IMPOSED UPON IT BY THE TERMS AND PROVISIONS OF THIS AGREEMENT BECAUSE OF THE DIFFICULTY, INCONVENIENCE AND UNCERTAINTY OF ASCERTAINING ACTUAL DAMAGES. NO DELAY OR OMISSION IN THE EXERCISE OF THE REMEDY ACCRUING TO SELLER UPON ANY BREACH BY BUYER UNDER THIS AGREEMENT SHALL IMPAIR SUCH REMEDY OR BE CONSTRUED AS A WAIVER OF ANY SUCH BREACH THERETOFORE OR THEREAFTER OCCURRING. THE WAIVER BY SELLER OF ANY CONDITION OR THE BREACH OF ANY TERM, COVENANT OR CONDITION HEREIN CONTAINED SHALL NOT BE DEEMED TO BE A WAIVER OF ANY OTHER CONDITION OR OF ANY SUBSEQUENT BREACH OF THE SAME OR ANY OTHER TERM, COVENANT OR CONDITION HEREIN CONTAINED.

BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 6.2 AND BY THEIR INITIALS BELOW AGREE TO BE BOUND BY ITS TERMS.

Buyer’s Initials                                                              Seller’s Initials     RW

7. Seller’s Representations and Warranties. Seller hereby makes the following representations and warranties to Buyer:

7.1 Bankruptcy. Seller has not: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; or (iv) suffered the attachment or judicial seizure of all, or substantially all, of its assets.

7.2 Due Authorization, Etc. Seller is a duly organized and validly existing limited partnership under the laws of the State of Texas, is active and in existence therein, with full power and authority to carry on its business as currently conducted and where conducted. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller on or before Closing will be duly authorized, executed and delivered by and binding upon Seller enforceable in accordance with its terms; and Seller will have authority to enter into this Agreement and consummate the transactions herein provided. Seller is authorized to do business in the State of Maryland.

7.3 Actions, Suits and Proceedings. Other than as set forth on Exhibit F hereof, Seller has not (i) received written notice of any outstanding violation of or been charged with the violation of any material legal requirement, restriction, condition, covenant or agreement affecting the Property which has not been cured, or (ii) received written notice of any pending litigation relating to the Property (“Asserted Claims”).

7.4 No Impediments to Performance. To the actual knowledge of Seller, Seller is not a party to any material certificate, instrument, contract, deed of trust, mortgage, indenture, agreement, covenant or other restriction, and there is no provision in Seller’s Partnership Agreement, or any judgment, order, writ, injunction, or decree of any court, governmental body or arbitrator, which would prohibit or otherwise be breached or violated by the entering into, execution, delivery or performance by Seller of this Agreement or the consummation of the transactions contemplated hereby.

7.5 No Condemnation. To the actual knowledge of Seller, Seller has not received any written notice of any pending condemnation of any of the Property or any portion thereof, including any right of access to the Property.

7.6 No Prepayment of Rents. As of the Closing Date and except as shall be set forth on Exhibit F-1, which shall be delivered by Seller to Buyer at Closing and attached to the Closing statement, to the actual knowledge of Seller, Seller shall not have collected any rents more than thirty (30) days in advance.

7.7 Limitations on Seller Representations.

7.7.1 Knowledge. All of the Seller representations and warranties set forth in this Article 7 are limited to the actual knowledge of Seller without independent inquiry or investigation. As used herein and for the purposes of such Seller representations and warranties, the “knowledge” of Seller shall mean the actual (and not constructive) knowledge of Richard Pulido, Principal, Prudential Mortgage Capital Company, Inc. and Tom Maxfield, Chief Operations Manager, Watson & Taylor, Inc. (“Seller’s Representatives”), and no other party, person or entity. Seller’s Representatives shall have no personal liability or obligations under this Agreement.

7.7.2 Limitation of Liability. The representations and warranties made by Seller in this Article 7 shall survive the Closing and shall not be merged therein until December 31, 2005 (the “Survival Period”); provided, however, that in the event that Buyer makes a claim for breach of a Seller representation or warranty hereunder on or before December 31, 2005, then the Survival Period shall be extended until the date that is one-hundred twenty (120) days after the Closing Date. Seller shall only be liable to Buyer hereunder for a breach of a Seller warranty with respect to which a claim is made by Buyer against Seller during the Survival Period. Notwithstanding anything to the contrary contained herein, the maximum aggregate liability of Seller for breaches of Seller representations and warranties shall not exceed $250,000. Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law or in equity, under this Agreement or otherwise, to make a claim for damages against Seller or to terminate this Agreement or rescind the transaction contemplated hereunder, as the result of any Seller representations or warranties being untrue, inaccurate or incorrect, if (a) Buyer knew or is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of Closing, or (b) Buyer’s actual, out-of-pocket damages as a result of such representation or warranty being untrue, inaccurate or incorrect are reasonably estimated to be less than $15,000 in the aggregate.

8. Buyer’s Representations and Warranties.

8.1 Due Authorization, Etc. Buyer is a duly organized and validly existing limited liability company under the laws of the State of Delaware, in good standing therein, and has full power and authority to carry on its business as currently conducted and where conducted. This Agreement and all agreements, instruments and documents herein provided to be executed by Buyer on or before Closing will be duly authorized, executed and delivered by and binding upon Buyer and enforceable in accordance with its terms; and Buyer will have authority to enter into this Agreement and consummate the transactions contemplated herein.

8.2 No Impediments to Performance. Buyer is not a party to any material certificate, instrument, contract, deed of trust, mortgage, indenture, agreement, covenant or other restriction, and there is no provision in Buyer’s formation documents or regulations, or any judgment, order, writ, injunction, or decree of any court, governmental body or arbitrator, which would prohibit or otherwise be breached or violated by the entering into, execution, delivery or performance by Buyer of this Agreement or the consummation of the transactions contemplated herein.

8.3 Broker. Both Buyer and Seller represent and warrant to each other that there are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement. Buyer hereby agrees to and does indemnify Seller from and against any claims, demands, losses, damages, liabilities and expenses arising from a breach of Buyer’s representation set forth above, and

Seller hereby agrees to and does indemnify Buyer from and against any claims, demands, losses, damages, liabilities and expenses arising from a breach of Seller’s representation set forth above.

8.4 Bankruptcy. Buyer has not: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; or (iv) suffered the attachment or judicial seizure of all, or substantially all, of its assets.

9. Survival of Buyer Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall survive the recordation of the Deed, the completion of Closing and delivery of title to the Property to Buyer.

10. Environmental. This Article 10 shall survive Closing.

10.1 Condition of Property.

10.1.1 Former Use. Buyer acknowledges that: (i) the former uses of the Property involved dry cleaning activities which have resulted in Environmental Conditions; (ii) Hazardous Materials have spilled, leaked, seeped or entered the ground or groundwater and Hazardous Materials may still be present on, under or about the Property; and (iii) Hazardous Materials are emitting hazardous vapors into the buildings located on the Property in excess of acceptable limits established by the Maryland Department of the Environment.

10.1.2 Remedial Action Plan. Buyer acknowledges that the Property is subject to an approved Remedial Action Plan (“RAP”) under and pursuant to the Maryland Voluntary Cleanup Program as set forth on Exhibit H attached hereto and made a part hereof.

10.1.3 Environmental Work. As used herein, “Environmental Work” means investigation, monitoring, active remediation, passive remediation, vapor mitigation and risk assessment or other response required under applicable Environmental Laws, as directed by the Maryland Department of the Environment or as otherwise required to obtain a Governmental Closure Document and/or comply with the terms of any such Governmental Closure Document. As used herein, “Environmental Work” also expressly includes any financial assurance requirements required to be posted with any Agency after Closing with respect to the aforesaid remediation to be conducted by Buyer. Buyer acknowledges and agrees that Seller currently has a $60,000 Letter of Credit posted with the Maryland Department of the Environment for such financial assurance, and Buyer shall replace the Seller’s Letter of Credit with alternate financial assurance as of the Closing Date and shall cause the aforesaid Letter of Credit to be duly returned to Seller for cancellation at Closing or as soon as possible thereafter. In the event that a Letter of Credit for an amount exceeding $60,000 shall be required by the Maryland Department of the Environment prior to Closing, then Buyer shall pay for the first five hundred dollars ($500.00) of the aggregate costs and fees that Buyer incurs in obtaining the new Letter of Credit, and any costs and fees exceeding $500 shall be paid by Seller as a credit against the Purchase Price, up to a maximum credit of $500, whereupon all remaining fees and costs shall be paid by the Buyer.

10.1.4 EMG Agreement. Concurrent with the Closing, Buyer shall enter into a Services Agreement with EMG to carry out the remedial activities specified in the Remedial Action Plan through and including the issuance of a Governmental Closure Document (the “EMG Agreement”). The EMG Agreement shall further provide that Seller shall be a third party beneficiary of the EMG Agreement and shall have rights to enforce the same against EMG in the event that Buyer has defaulted on its obligations under this Article 10. The terms and conditions of the EMG Agreement shall be agreed upon by Buyer and Seller on or before the Contingency Date and the same shall be reasonably acceptable to both Parties. Notwithstanding the foregoing, the EMG Agreement shall provide for the performance of all Environmental Work that may be necessary to obtain a Governmental Closure Document. At the Closing, Seller shall pay, as a credit against the Purchase Price to be reflected on the Closing Statement, or through an escrow arrangement established by Seller at Closing, the full unpaid balance of the EMG Agreement, which amount shall not exceed $725,000. Upon Closing, Seller shall and hereby does assign to Buyer all of its rights and obligations under the EMG Agreement, if any (except for the right of Seller to enforce the EMG Agreement as a third party beneficiary after a Buyer default hereunder, which right is expressly reserved unto Seller), and Buyer shall and hereby does assume all responsibility for the management and oversight of EMG, performance under the EMG Agreement (except as expressly set forth above) and implementation of the RAP. Any change orders, additional work requirements, or other unforeseen costs associated with the RAP, or otherwise charged by EMG, shall be the sole obligation of Buyer, and Buyer shall indemnify, defend and hold harmless Seller with respect to any matters arising from the EMG Agreement, except with respect to the payment of the unpaid balance due at Closing.

10.2 Pre-Closing and Post-Closing Environmental Activities.

10.2.1 Pre-Closing Environmental Activities. Following the date of this Agreement and prior to Closing, Seller shall continue to pay all amounts due under and pursuant to the Services Agreement by and between Seller and ATC Associates, Inc. (a copy of which shall be attached hereto as Exhibit H-1).

10.2.2 Post-Closing Environmental Activities. Upon Closing, Buyer shall assume, perform, manage and otherwise discharge any and all obligations to perform Environmental Work required with respect to any Environmental Conditions (as hereinafter defined), including without limitation, the complete and timely performance of the RAP, which is expressly assumed by Buyer. For purposes hereof, “Environmental Conditions” shall mean any environmental conditions including without limitation, the presence of Hazardous Materials, on, under or migrating from the Real Property on or before the date of Closing, whether or not the same are known to Buyer or Seller. The Buyer acknowledges and agrees that the Property may require additional Environmental Work beyond the scope of the RAP and expressly assumes all liability and responsibility therefor.

10.2.3 Notice of Change in Environmental Work. Notwithstanding anything to the contrary contained herein, Buyer shall provide prompt written notice to Seller of any Environmental Work beyond the scope of the current RAP that is or may reasonably be anticipated by Buyer to be required by any Agency or other party.

10.2.4 Performance and Completion of Environmental Work. Except as otherwise provided in this Agreement, Buyer shall perform all Environmental Work hereunder at its sole cost and expense. Buyer shall provide a copy to Seller of any correspondence with any Agency regarding the Governmental Closure Document or other determination that no further Environmental Work is required immediately upon receipt thereof by Buyer and provide the same to the Insurer as identified below. Notwithstanding anything to the contrary contained herein, Buyer herein covenants and agrees that (1) it shall fully comply with the terms of and shall not terminate the EMG Agreement after Closing except with the advance written consent of the Seller which shall not be unreasonably withheld, conditioned or delayed, and (2) it shall not apply for “inculpable party” status under and pursuant to the Maryland Department of the Environment Voluntary Cleanup Program.

10.2.5 Indemnification by Buyer. On and after the Closing Date, Buyer agrees to indemnify, hold harmless and defend Seller from and against any and all liabilities, penalties, fines, suits, claims, demands, actions, losses, expenses, investigation and remediation costs, causes of action, proceedings, judgments, executions and reasonable costs of any kind or nature whatsoever (including reasonable attorneys’ fees) arising out of: (1) the Environmental Work; (2) the Environmental Conditions at the Property, which indemnification is expressly intended to include all claims and demands for bodily injury and property damage relating to the Environmental Conditions that may hereafter be filed by any third party; and (3) the EMG Agreement, except as to Seller’s obligations under 10.1.4. With respect to the defense of any matter for which Seller is indemnified, Buyer retains the right to select counsel to conduct such defense, which counsel shall be qualified and experienced in the applicable field and have sufficient trial experience in the court in which the matter is being tried and which counsel shall be approved by Seller, which approval shall not be unreasonably withheld or denied. If Seller or Seller’s designee elects to retain counsel in addition to counsel provided by Buyer in connection with any matter for which Seller or its designee claims indemnification, the cost of such additional counsel shall be borne by Seller. Notwithstanding anything to the contrary contained herein, Buyer shall have no obligation to indemnify, defend or hold harmless Seller from and against the matters set forth on Exhibit H-2 attached hereto and made a part hereof.

10.3 As a condition of Closing, Seller, with the cooperation of Buyer, shall obtain an environmental insurance policy, which shall in all respects be acceptable to both Buyer and Seller (the “Insurance Policy”. The Insurance Policy shall be a pollution legal liability policy having a minimum term of at least five (5) years and a minimum aggregate coverage limit of at least Five Million and 00/100 Dollars ($5,000,000.00) and a “per incident” self-insured retention of no more than $25,000. The insurance carrier and the terms and conditions of the Insurance Policy shall be reasonably acceptable to Buyer; provided, however, the Parties hereby acknowledge and agree that Seller shall control the communications with and selection of the broker for the Insurance Policy and the process of securing the same, and the terms and conditions of the Insurance Policy shall be in all respects acceptable to Seller in its sole and absolute discretion. Notwithstanding anything to the contrary contained herein, both Buyer and Seller shall approve the terms and conditions of a binding quotation for the Insurance Policy on or before a date that is five (5) days prior to the Contingency Date.

10.4 Terms of Insurance. Seller shall be responsible for payment of the policy premiums for the Insurance Policy and endorsements thereto at the Closing as a credit against the Purchase Price, and Seller shall deliver binders of the Insurance Policy evidencing their issuance to Buyer at Closing.

10.5 Deductibles. Buyer shall be responsible for paying all deductibles and any self-insured retention amounts payable under the Insurance Policy.

11. As-Is, Where-Is, With All Faults Sale. As of the Closing, Buyer acknowledges and agrees as follows:

(a) Buyer has conducted (or has waived its right to conduct) all such due diligence as Buyer considered necessary or appropriate (including due diligence with respect to Hazardous Materials or the environmental condition of the Property, including the Environmental Conditions).

(b) The Property shall be sold, and Buyer shall accept possession of the Property on the Closing Date, “AS IS, WHERE IS, WITH ALL FAULTS”, with no right of setoff or reduction in the Purchase Price, except as otherwise expressly set forth herein.

(c) Except as set forth in Seller’s representations and warranties in Article 7 hereof, Seller and its employees, agents, contractors, partners, successors or assigns (the “Seller Parties”) shall not have and shall not be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Documents (including, but not limited to, the accuracy and completeness thereof) or the results of Buyer’s Inspections or due diligence.

(d) As of the Contingency Date, Buyer shall have independently confirmed to its satisfaction all information that it considers material to its purchase of the Property. In addition, Buyer expressly understands and acknowledges that it is possible that unknown Environmental Conditions and liabilities, costs or claims relating to the Property may exist and that Buyer explicitly took that possibility into account in determining and agreeing to the Purchase Price, and that a portion of such consideration, having been bargained for between parties with the knowledge of the possibility of such unknown liabilities shall be given in exchange for a full accord and satisfaction and discharge of all liabilities.

(e) At Closing, Buyer shall execute and deliver to Seller, a certificate in the form of Exhibit I attached hereto and incorporated herein by this reference (the “As-Is Certificate and Agreement”).

12. Casualty and Condemnation.

12.1 Right to Terminate. If, after the date hereof, (a) any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking which has not yet been consummated), or (b) any portion of the Property is damaged or destroyed (excluding routine wear and tear), Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof. If the Property is the subject of a Major Casualty/Condemnation that occurs after the date hereof, Buyer shall have the right to terminate this Agreement by giving written notice to Seller no later than ten (10) days after the giving of Seller’s notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to so elect in writing to terminate this Agreement within such ten (10) day period shall be deemed an election not to terminate this Agreement. If this Agreement is terminated pursuant to this Section 12.1, the Deposit (with all accrued interest) shall be returned to Buyer and, thereafter, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

12.2 Allocation of Proceeds and Awards. If a condemnation or casualty occurs after the date hereof and this Agreement is not terminated as permitted pursuant to the terms of Section 12.1, then this Agreement shall remain in full force and effect, Buyer shall acquire the remainder of the Property upon the terms and conditions set forth herein and at the Closing:

(a) If the awards or proceeds, as the case may be, have been paid to Seller prior to Closing, Buyer shall receive a credit at Closing equal to (i) the amount of any such award or proceeds on account of such condemnation or casualty, plus (ii) if a casualty has occurred and such casualty is an insured casualty, an amount equal to Seller’s deductible with respect to such casualty, less (iii) an amount equal to the Seller-Allocated Amounts; and

(b) to the extent that such award or proceeds have not been paid to Seller prior to Closing, (i) if a casualty has occurred and such casualty is an insured casualty, Buyer shall receive a credit at Closing equal to Seller’s deductible with respect to such casualty, less an amount equal to the Seller-Allocated Amounts, and (ii) Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights to Seller to, and Buyer shall be entitled to receive and retain, such awards or proceeds; provided, however, that within one (1) day after receipt of such awards or proceeds, Buyer shall pay to Seller an amount equal to the Seller-Allocated Amounts not previously paid to Seller.

12.3 Waiver. The provisions of this Article 12 supersede the provisions of any applicable laws with respect to the subject matter of this Article 12.

13. Miscellaneous.

13.1 Entire Agreement; Modification. This Agreement constitutes the entire Agreement between the Parties pertaining to the subject matter hereof and supersedes all prior negotiations, agreements and understandings of the Parties with respect to the subject matter hereof. All exhibits referred to in this Agreement are attached hereto and incorporated herein by this reference. This Agreement may not be amended or otherwise changed except by a writing executed by both Parties.

13.2 Confidentiality. Buyer agrees that the terms and conditions of this Agreement and any information concerning the Property obtained from Seller will be used solely for the purpose of evaluating the Property. Unless and until Buyer has completed the acquisition of the Property, such information will be kept confidential by Buyer. Seller agrees that the terms and conditions of this Agreement and any information concerning Buyer’s development plans or other contemplated work on, development of, or use of the Property shall be used solely for the purpose of this transaction, and such information shall be kept confidential by Seller.

Seller and Buyer understand that each Party may need to disclose such confidential information or portions thereof to those of their respective members, managers, directors, officers, employees, affiliates, agents, advisors, attorneys, accountants, consultants, lenders, investment bankers, investment partners, financial advisors, investors, joint venture partners, development partners and developers (collectively, “Representatives”). Prior to any such disclosure, however, the disclosing Party shall inform such Representatives of the confidential nature of such information. The Parties also agree to be responsible for any breach of this statement of confidentiality by them or their respective Representatives. In the event that either Party or their Representatives become legally compelled to disclose any of such information, such Party and its Representatives, as the case may be, shall provide the other Party with prompt prior written notice of such requirements so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this statement of confidentiality. In the event that Buyer does not purchase the Property, the Parties (and their Representatives) will promptly return to each other copies of all of such written information which they have provided to each other or their respective Representatives, and will destroy all copies of any analysis, compilations, studies or other documents prepared by or for each Party containing or reflecting any such information of the other Party. This Section 13.2 shall survive Closing or termination of this Agreement.

13.3 Further Assurances. Each Party shall from and after the date hereof execute and acknowledge and deliver such further instruments and perform such additional acts as any other Party may reasonably request to effectuate the intent of this Agreement; provided, however, that no such request may require any Party to make any material expenditure.

13.4 Notices. Any notices, demands or other communications required or permitted to be given by any provision of this Agreement or which any Party may desire to give the other shall be given in writing, delivered personally or sent by certified mail, postage pre-paid, facsimile (with confirmation by overnight delivery), or by Federal Express or similar generally recognized delivery service regularly providing proof of delivery, addressed to a Party or Escrow Holder, at the addresses set forth below, or to such other address as said Party or Escrow Holder may hereafter or from time to time designate by written notice to the other Party and Escrow Holder.

To Seller:	With a copy to:

Prudential-Bache/Watson & Taylor, Ltd.-2 Two Ravina Drive – 1400 Atlanta, Georgia 30346 Attn: Richard Pulido Telephone: (770) 395-8432 Telecopier: (770) 392-0944	Greenberg Traurig, LLP 2700 Two Commerce Square 2001 Market Street Philadelphia, PA 19103 Attn: Curtis B. Toll, Esquire Telephone: (215) 988-7804 Telecopier: (215) 988-7801

To Buyer:	With a copy to:

Recycland, LLC 7811 Norfolk Avenue Suite 200 Bethesda, MD 20814 Attn: Stuart Schooler Telephone: (301) 656-1956 Telecopier: (301) 656-8540	McKenna, Long & Aldridge LLP 1900 K Street N.W. Washington, DC 20006 Attn: Dennis A. Davison, Esquire Telephone: (202) 496-7088 Telecopier: (202) 496-7756

To Escrow Holder:

Village Settlements, Inc.

Law Offices of Hirschel, Savitz, Parker & Hollman, P.A.

7207 Hanover Parkway, Suite D

Greenbelt, MD 20770

Attn.: David D. Hahn, Esq.

Telephone: (301) 486-0799

Telecopier: (301) 486-7670

A copy of any notice, demand or other communication given to or by Escrow Holder by or to either Party shall be given to the other Party at the same time. Notice by United States Postal Service or delivery service as provided herein shall be considered given on the earlier of the date on which said notice is actually received by the Party to whom such notice is addressed, or as of the date of delivery, whether accepted or refused, established by the United States Postal service return receipt or such overnight carrier’s proof of delivery, as the case may be. Any such notice given by facsimile shall be deemed given upon transmission as evidenced by the transmission confirmation generated by the sending fax machine, provided that confirmation by overnight delivery is also provided.

13.5 Computation of Time. All references to a period of “days” shall mean calendar days unless otherwise specifically set forth herein. If the last day for any period or any date pursuant to this Agreement is a weekend or holiday, such last day or date shall automatically be deemed to be the next succeeding business day. A day shall be construed to be a business day if state government offices in the state in which the Property is located are open for business on that day.

13.6 Counterparts. This Agreement may be executed in one or more counterparts, and bear the signature of each Party on a separate counterpart, each of which when so executed and delivered shall be deemed an original but all of which taken together shall constitute but one and the same instrument.

13.7 Time of the Essence. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof.

13.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns. Buyer may assign its rights, interest or obligations under this Agreement upon written notice to the Seller to any entity owned or controlled by Buyer or one or more of its members, but in all events Buyer shall remain fully liable for the performance of its obligations, including without limitation, the performance of the Environmental Work and the Buyer indemnification contained in Section 10.3.4 hereof, after such assignment. Seller may assign any of its rights hereunder to any financially responsible third party with the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, whether before or after the Closing.

13.9 Enforcement Costs. Should either Party institute any action or proceeding to enforce any provision of this Agreement, or for damages by reason of an alleged breach of any provision of this Agreement, or for a declaration of rights hereunder, the prevailing Party in such action, on trial or appeal, shall be entitled to receive from the other Party all costs and expenses of such action or proceeding, including reasonable attorneys’ fees incurred by the prevailing Party in connection with such action or proceeding. Such costs and expenses shall include, without limitation, attorneys’ fees, costs and expenses incurred in trial, on appeal and in post-judgment motions, garnishment, levy and debtor and third party examinations, discovery, and bankruptcy proceedings. The terms of this provision shall expressly survive Closing and any termination of this Agreement.

13.10 Waivers. No Party shall be deemed to have waived any right which such Party has under this Agreement, unless this Agreement expressly provides a period of time within which such right may be exercised and such period has expired, or unless such Party has expressly waived the same in writing. The waiver by either Party of a right, claim or default by the other Party hereunder shall not be deemed to be a waiver of any other right, claim or default, or any subsequent default of the same kind. No waiver of a condition shall limit either Party’s liability for a breach of this Agreement.

13.11 No Third Party Beneficiary. Except as otherwise expressly set forth herein, no term or provision of this Agreement or the exhibits hereto is intended to or shall be for the benefit of any person or entity not a party hereto, and no such other person or entity shall have any right or cause of action hereunder, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over and against any party to this Agreement.

13.12 Governing Law. The Parties expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Maryland, without regard to conflicts of laws principles.

13.13 Construction. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the Parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the Parties, but rather as if both Parties had prepared the same. Unless otherwise indicated, all references to paragraphs and subparagraphs are to this Agreement. All exhibits referred to in this Agreement are attached and incorporated by this reference.

13.14 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by Laws.

13.15 Cumulative Remedies. Except as otherwise expressly provided herein, no remedy conferred upon a Party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute.

13.16 Maintenance of Property Records. Buyer and Seller both covenant and agree to maintain in good order financial, maintenance and environmental records relating to the Property for a period of seven (7) years after the Closing Date. Upon the request of the other party, either Party shall provide copies of any documents or files to the other during such period and shall cooperate with the requesting Party or its designee in the event that such Party is audited by any federal or state governmental agency with respect to the Property. The obligations of Buyer and Seller under this Section 13.16 shall expressly survive Closing.

13.17 Escrow Holder.

(a) The last Party to execute this Agreement shall, within one (1) business day after the date of this Agreement, deliver to Escrow Holder and the other Party a fully executed copy of this Agreement. The Parties shall execute such additional instructions as may be reasonably requested by Escrow Holder; provided, however, that any such additional instructions shall not supersede this Agreement and in any event this Agreement shall control unless specifically specified to the contrary by a writing executed by both parties hereto. Escrow Holder shall have no liability relating to the performance of its obligations hereunder, except to the extent any claim, demand, loss or liability arises out of Escrow Holder’s gross negligence or willful misconduct. In the event of any dispute between Buyer and Seller hereunder, Escrow Holder may (a) deliver the Deposit to a court of competent jurisdiction in the state in which the Property is located; whereupon Escrow Holder shall have no further obligations hereunder, or (b) otherwise refuse to act until it receives joint written instructions from Buyer and Seller. Buyer and Seller jointly and severally agree to and do hereby indemnify, defend and hold harmless Escrow Holder from any claims, demands or liabilities arising out of the performance of Escrow Holder’s duties hereunder, except to the extent the same are caused by or otherwise arise out of the gross negligence or willful misconduct of Escrow Holder.

(b) Actions by Escrow Holder. When Escrow Holder has received all documents and funds identified in Article 5 and has received a closing statement approved and signed by Buyer and Seller, and written notification from Buyer and Seller that all conditions to Closing hereunder have been satisfied, then, and only then, Escrow Holder shall promptly and concurrently:

(i) Release the following documents to be recorded in the following order: (x) the Deed; then (y) any other documents which the Parties may mutually direct in writing to be recorded in the Official Records; and, upon recording, obtain conformed copies of all recorded documents for distribution to the Parties; and cause applicable documentary or realty transfer taxes to be paid on the Property.

(ii) Disburse all funds deposited with Escrow Holder by Buyer and Seller in accordance with the closing statement executed by Seller and Buyer and delivered to Escrow Holder at or prior to Closing.

(iii) Direct the Title Company to issue the Title Policy for the Property to Buyer.

(iv) Deliver to each Party fully executed originals of any documents (or copies thereof, if appropriate) deposited into Escrow by the other Party pursuant hereto.

[SIGNATURES ARE SET FORTH ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates written below.

SELLER:	PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2, a Texas limited partnership

Date Executed: November 2, 2005	By: Prudential-Bache Properties, Inc., its Managing General Partner

By:	/s/ Richard Welch

Name:	Richard Welch

Title:	Chairman and CEO

BUYER:	RECYCLAND, LLC, a Delaware limited liability company

Date Executed: November 4, 2005

By:	/s/ Stuart D. Schooler

Name:	Stuart D. Schooler

Title:	Managing Member

RECEIVED AND ACCEPTED THIS          DAY OF                     , 2005.

VILLAGE SETTLEMENTS, INC.,

AS ESCROW HOLDER:

By:

Name:

Title:

LIST OF EXHIBITS

A.	Legal Description of Real Property

B.	Bill of Sale

C.	Certificate of Non-Foreign Status

D.	Assignment of Permits, Licenses, Service Contracts and Other Intangibles

E.	Assignment of Leases, Rents and Other Income

F.	Asserted Claims

F-1.	Prepaid Rents (to be delivered at Closing)

G.	Leases

H.	Remedial Action Plan

H-1.	ATC Agreement

H-2.	Excluded Matters

I.	As-Is Certificate and Agreement